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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  AMENDMENT TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               I-FLOW CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)



                  Delaware                                  33-0121984
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(State of Incorporation or Organization)       (IRS Employer Identification No.)

20202 Windrow Drive, Lake Forest, California                            92630
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(Address of Principal Executive Offices)                              (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:


      Title of Each Class                Name of Each Exchange on Which
      to be so Registered                Each Class is to be Registered

              N/A                                      N/A
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not Applicable



Securities to be registered pursuant to Section 12(g) of the Act:

                    Common stock, par value $0.001 per share.
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                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

     On February 28, 1990, I-Flow Corporation, a California corporation ("I-Flow California"), filed a registration statement on Form 8-A in respect of its common stock. On July 30, 2001, I-Flow California completed a reincorporation in Delaware, through the merger of I-Flow California with and into its wholly owned subsidiary I-Flow Corporation, a Delaware corporation (the "Company"). As of July 30, 2001, I-Flow California ceased to exist, and each outstanding share of I-Flow California common stock was converted into a right to receive one share of common stock of the Company. It is these shares of Company common stock that are hereby described in this Registration Statement on Form 8-A/A.

     The following description of the Company's common stock and capitalization and other matters is intended only to provide a general description of such matters and is qualified in its entirety by the Delaware General Corporation Law and the terms and conditions of the Certificate of Incorporation and Bylaws of the Company, as well as that certain Merger Agreement between I-Flow California and the Company, dated as of July 27, 2001 (the "Merger Agreement"), which documents are incorporated herein by this reference.

CAPITALIZATION

     The capital stock of the Company is divided into two classes of shares:
"Common" and "Preferred." The total number of authorized shares is 45,000,000, of which 40,000,000 are common shares and 5,000,000 are preferred shares. The par value of each common and preferred share is $0.001.

     Common Stock

     Each share of common stock entitles its record holder to one vote on all matters to be voted on by the stockholders of the Company. Actions by the stockholders of the Company may be approved by a majority vote of the stockholders present at a duly called annual or special meeting of the stockholders, with the exception of the amendment or modification of the Bylaws of the Company, which requires the affirmative vote of 80 percent of the outstanding shares of stock eligible to vote for the election of directors of the Company.

     Each holder of common stock of the Company is entitled to share pro rata in any dividends paid on the common stock in funds legally available for that purpose, when, as and if declared by the Board of Directors of the Company in its discretion. The shares of common stock of the Company have no preferred dividend rights or any conversion, redemption or other rights, or any rights to payment from any sinking or similar fund. The shares of common stock also do not have any preemptive, subscription or other similar rights. There are no restraints in the Certificate of Incorporation or Bylaws of the Company on the right of holders of shares of common stock to sell or otherwise alienate their shares of stock in the Company. There are no provisions in the Certificate of Incorporation or Bylaws of the Company providing for any calls or assessments against holders of shares of common stock of the Company. Upon liquidation, dissolution or winding up of the Company, each holder of shares of common stock will be


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entitled to receive a pro rata share of the assets of the Company, after payment of all the Company's debts and liabilities and subject to any applicable liquidation or other payments owed to preferred shareholders, if any.

     Preferred Stock

     The shares of preferred stock of the Company are not designated by series, and there are no currently outstanding shares of preferred stock. The Board of Directors of the Company has the right, without the approval of existing stockholders, to designate one or more series and to issue shares of preferred stock of the Company. The Board of Directors of the Company in its discretion has the power to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights, sinking-fund provisions and other privileges and restrictions of the preferred shares. Although the Board of Directors presently does not intend to do so, it could issue shares of preferred stock with voting and conversion rights which could adversely affect the voting power and other rights of the holders of common stock, including the loss of voting control to others, without obtaining the approval of the Company's current stockholders. The issuance of shares of preferred stock of the Company could have the effect of delaying or preventing a change in control of the Company.

BOARD OF DIRECTORS AND CUMULATIVE VOTING

     The Board of Directors of the Company consists of seven (7) members, all of whom are elected annually at the annual meeting of stockholders. No provision of the Company's Certificate of Incorporation or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

ANTI-TAKEOVER PROVISIONS

     Delaware Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either:

     (i) prior to the date on which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination;

     (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction; or

     (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent).


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     Generally, the term "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. Generally, the term "interested stockholder" means a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision of Delaware law may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Indemnification

     The Certificate of Incorporation of the Company provides that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, in the case of suits not brought in the name of the Company, the Bylaws of the Company provide that the Company shall indemnify any officer, director or agent of the Company against any costs of defending or settling any suit or proceeding brought by reason of the officer, director or agent's service to the Company, provided that the officer, director or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. Furthermore, in the case of suits brought in the name of the Company, the Bylaws of the Company provide that the Company shall indemnify any officer, director or agent of the Company against any costs of defending or settling any suit or proceeding by reason of the officer, director or agent's service to the Company, provided that the officer, director or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and also provided that indemnification in the event that the officer, director or agent is found liable is permitted only as determined by a court as fair and reasonable under the circumstances. Expenses of officers, directors or agents of the Company incurred in connection with any of the above proceedings may be advanced by the Company prior to a final resolution of any such action or proceeding.

     The indemnification provisions described above may be triggered to cover losses incurred by the Company's officers and directors in investigations and legal proceedings resulting from their services in connection with the implementation of takeover defense measures. Indemnification in these circumstances may have the effect of delaying or preventing a change in control of the Company.

     Certificate of Incorporation

     The Certificate of Incorporation also provides that the Board of Directors has the power to alter, amend, adopt or repeal the Bylaws without stockholder approval. Modification by the Board of Directors of the Bylaws of the Company could result in Bylaw provisions being approved that make it more difficult for a change in control of the Company to occur.

     The Certificate of Incorporation also provides that no action required to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting and that the power of the stockholders to act by unanimous written consent without a meeting is specifically denied. This provision could also make a change in control of the Company more difficult.


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     Bylaws

     The Bylaws of the Company provide that only the Board of Directors, the Chairman of the Board of Directors or President may call special meetings of stockholders. The Bylaws also provide that notice of nominations to the Board of Directors or stockholder proposals must be filed in advance with the secretary of the Company prior to the meeting at which the nominations or proposals are to be considered. These provisions may result in delaying changes in corporate policy or changes in control of the Company.

COMPROMISE OR ARRANGEMENT WITH STOCKHOLDERS

     The Certificate of Incorporation of the Company provides that the Company may enter into a compromise or arrangement relating to a reorganization of the Company with a class or classes of its stockholders if a majority in number representing three-fourths in value of each class of stockholders approves the compromise or arrangement, if the compromise or arrangement is approved by a Delaware court. A compromise or arrangement approved by the stockholders and a Delaware court in this manner shall be binding upon the dissenting stockholders.

TRANSFER AGENT

     The transfer agent and registrar for the Company's common stock is American Stock Transfer & Trust Company.

LISTING

     The Company's common stock is listed on The Nasdaq Small Cap Market under the trading symbol "IFLO."

Item 2.  Exhibits

     2.1 Merger Agreement by and between I-Flow Corporation, a Delaware corporation, and I-Flow Corporation, a California corporation, dated July 27, 2001 (1)

     3.1 Certificate of Incorporation of I-Flow Corporation, a Delaware corporation (2)

     3.2     Bylaws of I-Flow Corporation, a Delaware corporation (3)

     4.1     Specimen common stock certificate (4)

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     (1)     Incorporated by reference to Exhibit 2.1 of I-Flow Corporation's
             Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2001.


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     (2)     Incorporated by reference to Exhibit 3.1 of I-Flow Corporation's
             Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2001.

     (3) Incorporated by reference to Exhibit 3.2 of I-Flow Corporation's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2001.

     (4) Incorporated by reference to Exhibit 4.1 of I-Flow Corporation's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2001.


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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement on Form 8-A/A to be signed on its behalf by the undersigned, thereto duly authorized.



                                                  I-FLOW CORPORATION


Date:  September 28, 2001                         By: /s/ DONALD M. EARHART
                                                      --------------------------
                                                          Donald M. Earhart
                                                          President, Chairman
                                                          and Chief Executive
                                                          Officer


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                                  EXHIBIT INDEX

EXHIBIT NUMBER                              DESCRIPTION

     2.1 Merger Agreement by and between I-Flow Corporation, a Delaware corporation, and I-Flow Corporation, a California corporation, dated July 27, 2001 (1)

     3.1 Certificate of Incorporation of I-Flow Corporation, a Delaware corporation (2)

     3.2            Bylaws of I-Flow Corporation, a Delaware corporation (3)

     4.1            Specimen common stock certificate (4)

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     (1)    Incorporated by reference to Exhibit 2.1 of I-Flow Corporation's
            Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2001.

     (2) Incorporated by reference to Exhibit 3.1 of I-Flow Corporation's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2001.

     (3) Incorporated by reference to Exhibit 3.2 of I-Flow Corporation's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2001.

     (4) Incorporated by reference to Exhibit 4.1 of I-Flow Corporation's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2001.